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news release                                             Anthem, Inc.
                                                         120  Monument Circle
                                                         Indianapolis, IN  46204
                                                         Tel  317 488-6390
                                                         Fax  317 488-6460

                                                         [Logo of Anthem]


Contacts:     Media:  Lauren Green-Caldwell, 317-488-6321

              Investor Relations:  Tami Durle, 317-488-6390



           ANTHEM BLUE CROSS AND BLUE SHIELD EXPRESSES DISAPPOINTMENT
                   AT KANSAS INSURANCE COMMISSIONER'S DECISION

      Company says it will be reviewing decision and considering next steps

Indianapolis, Ind. - February 11, 2002 - Anthem, Inc. (NYSE:ATH) today learned that the Kansas Insurance Commissioner has disapproved Anthem's agreement to acquire Blue Cross and Blue Shield of Kansas (BCBSKS).

     Anthem had announced this proposed acquisition in late May of 2001, which was to have taken the form of a sponsored demutualization. In January of 2002, the policyholders of BCBSKS voted to approve the transaction. The Commissioner's decision was the last step in the approval process.

     "We are obviously disappointed with what we have learned today," said David
R. Frick, executive vice president and chief legal officer for Anthem. "We believe that we have met every legal requirement for the Kansas Insurance Commissioner's approval of the transaction. In addition, we had the overwhelming support of the owners of the Blue Plan - the policyholders - through a clear vote in favor."

     He added, "We continue to believe that this affiliation would be good for the citizens of Kansas and is the best way to ensure the continuation of a strong Blue Cross and Blue Shield plan for Kansas."

     Lawyers for Anthem are reviewing the Commissioner's order to determine the next steps that might be taken.


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     Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits and services to more than 7.9 million people. Anthem, which is based in Indianapolis, is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada and Maine. More information about Anthem is available at www.anthem.com.

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